EXHIBIT 5.1 AND 23.1

Cletha A. Walstrand

Attorney at Law

8 East Broadway, Suite 609

Salt Lake City, UT 84111

Office: 801-363-0890 Fax: 801-363-8512

cwalstrand@networld.com

April 22, 2002

The Board of Directors

FP Holdings, Inc.

5882 South 900 East, Suite 202

Salt Lake City, UT 84121

Gentlemen:

We have been retained by FP Holdings, Inc. (the "Company"), in connection with the Registration

Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the

"Registration Statement") relating to 400,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

1. the articles of incorporation of the Company;

2. the Registration Statement;

3. the bylaws of the Company; and

4. unanimous consents of the board of directors.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration

Statement.

Sincerely yours,

/s/ Cletha A. Walstrand

Cletha A. Walstrand

Attorney at Law